SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. ___)
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☑	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement
GRAYMARK HEALTHCARE, INC.
(Name of Registrant as Specified in Its Charter)
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NOTICE OF ACTION BY WRITTEN CONSENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY
THIS IS ONLY FOR YOUR INFORMATION
February ___, 2011
Dear Shareholder:
On January 26, 2011, the Board of Directors of Graymark Healthcare, Inc. (“Graymark,” “Company,” “we,” “us,” or “our”) determined that it is advisable, expedient and in the best interests of the Company and its shareholders to obtain shareholder approval to effect a reverse stock split in one of five ratios, namely 1 for 2, 3, 4, 5 or 6. On February 1, 2011, Graymark shareholders holding approximately 53.8% of the outstanding shares of our common stock, par value $0.0001 per share (the “Common Stock”), by written consent approved an amendment to the Company’s existing certificate of incorporation (the “Amendment”) to effect a reverse stock split in one of five ratios, namely 1 for 2, 3, 4, 5 or 6. Action by written consent is sufficient to adopt the Amendment and effect a reverse stock split without any further action or vote of the shareholders of the Company.
This notice and Information Statement shall constitute notice to you of action by written consent under Section 1073 of the Oklahoma General Corporation Act.
The accompanying Information Statement is being provided to you for your information to comply with the requirements of Regulation 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”). This Information Statement constitutes notice of corporate action to be taken without a meeting by less than unanimous consent of the Company’s shareholders pursuant to Section 1073 of the Oklahoma General Corporation Act. You are urged to read this Information Statement carefully in its entirety. However, no action is required on your part in connection with this document, including with respect to the approval of the Amendment and the reverse stock split. No meeting of our shareholders will be held or proxies requested because we have received written consent to these matters from the holders of a majority of the issued and outstanding shares of the Company’s Common Stock.
Under Rule 14c-2(b) of the Exchange Act, the Amendment described in the Information Statement may be filed with the Secretary of State of the State of Oklahoma no earlier than 20 calendar days after we have mailed the Information Statement to our shareholders. The Company intends to mail this Information Statement to its shareholders on or about February 11, 2011. The record date established by the Company for purposes of determining the number of issued and outstanding shares of Common Stock, and thus voting power, was February 1, 2011.

Sincerely,

Stanton Nelson
Chief Executive Officer and Chairman of the Board of Directors
Oklahoma City, Oklahoma

GRAYMARK HEALTHCARE, INC.
1350 Oklahoma Tower
210 Park Avenue
Oklahoma City, Oklahoma 73102
Telephone: (405) 601-5300
INFORMATION STATEMENT
WE ARE NOT ASKING FOR YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
This Information Statement is furnished to the shareholders of Graymark Healthcare, Inc. (“Graymark” or the “Company”) in connection with action to be taken by Graymark as a result of a written consent, dated February 1, 2011.
This Information Statement and Notice of Action by Written Consent of Shareholders is being furnished by the Company to our shareholders of record as of February 1, 2011, to inform the shareholders of the proposed Amendment to effect a reverse stock split of its issued and outstanding common stock in one of five ratios, namely 1 for 2, 3, 4, 5 or 6 that is described in more detail in this Information Statement (the “Reverse Stock Split”).
This Information Statement is being sent in lieu of a special meeting of the shareholders of the Company. At a meeting of the Board of Directors of the Company (the “Board” or the “Board of Directors”) held on January 26, 2011, the Board adopted the Amendment and recommended that the Reverse Stock Split be consummated based upon the Board’s subsequent determination of a specific reverse stock split ratio.
In reaching its conclusion to adopt the Amendment and approve the Reverse Stock Split, the Board considered the Company’s current plan to raise additional capital and the fact that Company’s current stock price has been trading below the $1.00 which is the minimum required to maintain its listing on the Nasdaq Capital Market. The Company believes that effecting a reverse stock split in connection with the consummation of a capital raise will be the most effective time to effect the reverse stock split. After considering these factors, the Board determined that the Amendment was advisable, expedient and in the best interests of the Company and its shareholders, and that the Company should proceed with the Reverse Stock Split at such time and in such ratio as the Board determines.
On February 1, 2011, shareholders representing approximately 53.8% of the voting power of the Company as of the record date adopted and approved, by written consent in lieu of a special meeting, the Amendment and the Reverse Stock Split. These shareholders consisted solely of our directors, our executive officers and certain of our shareholders who each beneficially own in excess of 5% of our outstanding Common Stock.
The ability to proceed without a special or annual meeting of the shareholders to adopt the Amendment and approve the Reverse Stock Split is authorized by Section 1073 of the Oklahoma General Corporation Act (the “OGCA”) which provides that, unless otherwise provided in the Company’s Certificate of Incorporation and Bylaws, action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a written consent that sets forth the action so taken is signed by shareholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Such consent shall have the same force and effect as a majority vote of the shareholders and may be stated as such in any document. The Company’s Certificate of Incorporation and Bylaws do not contain any provisions contrary to the provisions of Section 1073 of the OGCA. Thus, to eliminate the costs to the Company and management time involved in holding a special meeting, and in order to file the Amendment and effect the Reverse Stock Split in order to accomplish the purposes of the Company as described in this Information Statement, certain of its shareholders executed and delivered written consents to the Company.
The Company is distributing this Information Statement to its shareholders in full satisfaction of any notice requirements it may have under the OGCA.

This Information Statement is dated as of and is first being sent or given to our shareholders of record on or about February      , 2011.
As of February 1, 2011, there were 28,953,611 shares of our common stock issued and outstanding. The required vote for the adoption of the Amendment and the approval of the Reverse Stock Split is a majority of the outstanding shares of common stock. Each issued and outstanding share of our common stock on the record date is entitled to one vote for each share held. On February 1, 2011, the record date, the holders of record of 53.8% of the outstanding shares of our common stock executed a written consent adopting the Amendment and approving the Reverse Stock Split. These shareholders consisted solely of our directors, our executive officers and certain of our shareholders who each beneficially own in excess of 5% of our outstanding Common Stock. Because we have obtained sufficient shareholder approval of the Amendment and the Reverse Stock Split, no other consents or votes will be solicited in connection with this Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
Required Approval of the Asset Sale; Written Consent
Under Section 1077 of the OGCA, the approval of our board of directors and the affirmative vote of a majority in voting power of our shares of common stock outstanding and entitled to vote are required to adopt the Amendment and approve the Reverse Stock Split. On February 1, 2011, subsequent to receiving the Board’s recommendation for the Amendment and the Reverse Stock Split, the holders of 53.8% of our issued and outstanding common stock adopted the Amendment and approved the Reverse Stock Split by written consent in lieu of a special meeting. These shareholders consisted solely of our directors, our executive officers and certain of our shareholders who each beneficially own in excess of 5% of our outstanding Common Stock. This means that the Amendment can be filed and the Reverse Stock Split can occur without the vote of any other Graymark shareholders, and there will not be a special meeting of Graymark shareholders to vote on the adoption of the Amendment and approval of the Reverse Stock Split.
When actions are taken by written consent of less than all of the shareholders entitled to vote on a matter, Section 1073 of the OGCA requires notice of the action to those shareholders who did not vote. This Information Statement and the accompanying notice constitute notice to you of action by written consent as required by Section 1073 of the OGCA.
Under federal securities laws, the filing of the Amendment with the Secretary of State of the State of Oklahoma and effective the Reverse Stock Split may not be completed until 20 calendar days after the date of mailing of this Information Statement to Graymark’s shareholders. Therefore, notwithstanding the execution and delivery of the written consent, the Reverse Stock Split will not occur until that time has elapsed. We expect to effect the Reverse Stock Spit in connection with the consummation of a capital raise, but our Board of Directors may chose to effect the Reverse Stock Split without a capital raise if the Board believes it would otherwise be in the best interests of the Company and its shareholders, as more fully discussed in this Information Statement.
AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
AND TO MAINTAIN THE AUTHORIZED SHARES OF COMMON STOCK AT 500,000,000
The Board is seeking shareholder approval of an amendment to our Certificate of Incorporation to give the Board authorization to 1) effect a reverse stock split in one of five ratios, namely 1-for-2, 1-for-3, 1-for-4, 1-for-5 and 1-for-6 shares of our common stock issued and outstanding (the “Reverse Stock Split”), which ratio will be selected by the Board following shareholder approval and prior to the time of filing of a Certificate of Amendment with the Secretary of State of the State of Oklahoma, and 2) maintain the current authorized number of shares of our common stock at 500 million (the “Amendment”), without further approval of our shareholders, upon a determination by our Board of Directors that such Amendment is in the best interests of the Company and its shareholders. The full text of the proposed Amendment is set forth on Appendix A to this Information Statement.
The intention of the Board in effecting the Reverse Stock Split would be to increase the stock price sufficiently above the $1.00 minimum bid price requirement that is required for continued listing on The NASDAQ Capital Market in order to sustain long term compliance with the NASDAQ listing requirements. The Board of Directors, in its sole discretion, can elect to abandon the Reverse Stock Split in its entirety.
One principal effect of the Reverse Stock Split would be to decrease the number of outstanding shares of our common stock. Except for de minimus adjustments that may result from the treatment of fractional shares as described below, the Reverse Stock Split will not have any dilutive effect on our shareholders since each shareholder would hold the same percentage of our common stock outstanding immediately following the Reverse Stock Split as such shareholder held immediately prior to the Reverse Stock Split. The relative voting and other rights that accompany the shares of common stock would not be affected by the Reverse Stock Split.

Although the Reverse Stock Split will not have any dilutive effect on our shareholders, the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance will decrease because the Amendment maintains the current authorized number of shares of common stock at 500 million. The remaining authorized shares may be used for various purposes, including, without limitation, raising capital, providing equity incentives to employees, officers or directors, effecting stock dividends, establishing strategic relationships with other companies and expanding the Company’s business or product lines through the acquisition of other businesses or products. We do not currently have any plans, proposals or arrangements to issue any of the newly available authorized shares for any purposes. Our potential capital raise can be completed without using any of the newly authorized shares. In order to support the Company’s projected need for additional equity capital and to provide flexibility to raise the capital necessary to finance ongoing operations, the Board of Directors believes the number of shares of Common Stock the Company is authorized to issue should be maintained at 500 million.
The Company currently intends to raise additional capital in order to improve the Company’s financial condition. Our discussions with potential financing advisors indicated that we would not be successful raising capital without effecting a Reverse Stock Split. This Information Statement is not an offer to sell or the solicitation of an offer to buy the Company’s securities issuable in any capital raising transaction. Offers and sales of securities issuable in any capital raising transaction will only be made by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and applicable state securities laws, on the terms and subject to the conditions set forth in such prospectus or pursuant to a private placement transaction pursuant to an exemption from the registration requirements of the Securities Act.
The Reverse Stock Split is not part of a broader plan to take the Company private.
Reasons for the Reverse Stock Split
The Board of Director’s primary objective in proposing the Reverse Stock Split is to raise the per share trading price of our common stock. The Board of Directors believes that by increasing the market price per share of our common stock, the Company may meet and maintain compliance with the NASDAQ listing requirements. The Board of Directors believes that the liquidity and marketability of our common stock will be adversely affected if it is not quoted on a national securities exchange as investors can find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. The Board of Directors believes that current and prospective investors will view an investment in our common stock more favorably if our common stock remains quoted on The NASDAQ Capital Market.
The Board of Directors also believes that the Reverse Stock Split and any resulting increase in the per share price of our common stock should enhance the acceptability and marketability of our common stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our common stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our common stock.
We cannot assure you that the Reverse Stock Split will have any of the desired effects described above. More specifically, we cannot assure you that after the Reverse Stock Split the market price of our common stock will increase proportionately to reflect the ratio for the Reverse Stock Split, that the market price of our common stock will not decrease to its pre-split level, that our market capitalization will be equal to the market capitalization before the Reverse Stock Split, or that we will be able to maintain our listing on The NASDAQ Capital Market.
NASDAQ Requirements for Continued Listing
The Company is currently listed on the Nasdaq Capital Market, the Company’s stock price must maintain a minimum bid price of at least $1.00 under NASDAQ Marketplace Rule 5550(a)(2). Recently our stock price has been trading below the $1.00 minimum bid price. If the closing bid price of our stock falls below $1.00 for 30 consecutive trading days, we expect to receive a notice from The NASDAQ Stock Market notifying us of such deficiency. In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), the Company will be provided 180 calendar days to regain compliance by maintaining a closing bid price per share of $1.00 or higher for a minimum of 10 consecutive business days. Alternatively, the Company may be eligible for an additional grace period of 180 calendar days if the Company meets the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market.

The Board of Directors has considered the potential harm to the Company of a delisting from The NASDAQ Capital Market and believes it is in the best interests of the Company and its shareholders to effect the Reverse Stock Split to potentially sustain long term compliance with the listing requirements of The NASDAQ Capital Market, including the $1.00 minimum bid price requirement.
Potential Disadvantages of a Reverse Stock Split
As noted above, the principal purpose of the Reverse Stock Split would be to help increase the per share market price of our common stock by up to factor of nine. We cannot assure you, however, that the Reverse Stock Split will accomplish this objective for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of common stock will increase the market price of our common stock, we cannot assure you that the Reverse Stock Split will increase the market price of our common stock by a multiple equal to the number of pre-split shares, or result in any permanent increase in the market price of our stock, which is dependent upon many factors, including our business and financial performance, general market conditions and prospects for future success. If the per share market price does not increase proportionately as a result of the Reverse Stock Split, then the value of the Company as measured by our stock capitalization will be reduced, perhaps significantly.
The number of shares held by each individual shareholder would be reduced if the Reverse Stock Split is implemented. This will increase the number of shareholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to shareholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Stock Split could increase the transaction costs to existing shareholders in the event they wish to sell all or a portion of their position.
Although the Board of Directors believes that the decrease in the number of shares of our common stock outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the market price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.
Effecting the Reverse Stock Split
At least 20 days after our filing of this information statement, if our Board of Directors conclude that it is in the best interests of the Company and its shareholders to effect a reverse stock split, the Amendment will be filed with the Secretary of State of the State of Oklahoma. The actual timing of the filing of the Amendment with the Secretary of State of the State of Oklahoma to effect the Reverse Stock Split will be determined by the Board of Directors. Also, if for any reason the Board of Directors deems it advisable to do so, the Reverse Stock Split may be abandoned at any time prior to the filing of the Amendment, without further action by our shareholders. The Reverse Stock Split will be effective as of the date of filing with the Secretary of State of the State of Delaware (the “Effective Time”). We will issue a press release and file a Form 8-K pre-announcing the filing of the Amendment prior to its effective filing date.
Upon the filing of the Amendment, without further action on the part of the Company or the shareholders, the outstanding shares of common stock held by shareholders of record as of the Effective Time would be converted into a lesser number of shares of common stock based on a Reverse Stock Split ratio of one-for-two to one-for-six. For example, if you presently hold 1,000 shares of our common stock, you would hold between 500 and 167 shares of our common stock following the Reverse Stock Split.
Effect on Outstanding Shares, Options and Certain Other Securities
If the Reverse Stock Split is implemented, the number of shares of our common stock owned by each shareholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our common stock owned by each shareholder will remain unchanged except for any de minimis change resulting from rounding up to the nearest number of whole shares so that the Company is not obligated to issue cash in lieu of any fractional shares that such shareholder would have received as a result of the Reverse Stock Split. The number of shares of our common stock that may be purchased upon exercise of outstanding options or other securities convertible into, or exercisable or exchangeable for, shares of our common stock, and the exercise or conversion prices for these securities, will also be ratably adjusted in accordance with their terms as of the Effective Time.

The table below sets forth the number of shares of our common stock and the range of shares of our common stock after the Reverse Stock Split in various categories, based on 28,953,611 shares outstanding as of February 1, 2011.

	Prior to the Reverse	Range after the
	Stock Split	Reverse Stock Split

Authorized	500,000,000	500,000,000

Issued and Outstanding	28,953,611	14,476,806 – 4,825,602

Reserved	581,668	290,834 – 96,945

Authorized but unissued	471,046,389	485,523,194 – 495,174,398
Effect on Registration and Stock Trading
Our common stock is currently registered under the Securities Act of 1933, as amended, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Stock Split will not affect the registration of our common stock.
If the proposed Reverse Stock Split is implemented, our common stock will continue to be reported on The NASDAQ Capital Market under the symbol “GRMH” (although the letter “d” will be added to the end of the trading symbol for a period of 20 trading days from the effective date of the Reverse Stock Split to indicate that the Reverse Stock Split has occurred).
Fractional Shares; Exchange of Stock Certificates
The Board of Directors does not currently intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we do not expect to issue certificates representing fractional shares. Shareholders of record who would otherwise hold a fractional share because the number of shares of common stock they hold before the Reverse Stock Split is not evenly divisible by the split ratio will be entitled to have their fractional share rounded up to the next whole number.
As of February 1, 2011, the Company had 118 holders of record of the Company’s common stock (although the Company had significantly more beneficial holders). The Company does not expect the Reverse Stock Split and the rounding up of fractional shares to whole shares to result in a significant reduction in the number of record holders. The Company presently does not intend to seek any change in its status as a reporting company for federal securities law purposes, either before or after the Reverse Stock Split.
On or after the Effective Time, the Company will mail a letter of transmittal to each shareholder. Each shareholder will be able to obtain a certificate evidencing his, her or its post-Reverse Stock Split shares only by sending the exchange agent the shareholder’s old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as the Company may require. Shareholders will not receive certificates for post-Reverse Stock Split shares unless and until their old certificates are surrendered. Shareholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each shareholder, if elected in the letter of transmittal, a new stock certificate after receipt of that shareholder’s properly completed letter of transmittal and old stock certificate(s). A shareholder that surrenders his, her or its old stock certificate(s) but does not elect to receive a new stock certificate in the letter of transmittal will hold that shareholder’s shares electronically in book-entry form with our transfer agent.
Certain of our registered holders of common stock hold some or all of their shares electronically in book-entry form with our transfer agent. These shareholders do not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a shareholder holds registered shares in book-entry form with our transfer agent, the shareholder will need to return a properly executed and completed letter of transmittal.
Shareholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.
Shareholders will not have to pay any service charges in connection with the exchange of their certificates.

Authorized Shares
If and when the Board of Directors elects to effect the Reverse Stock Split, the Amendment will concurrently therewith maintain the authorized number of shares of the Company’s common stock at 500 million. Accordingly, there will be no reduction in the number of authorized shares of our common stock in proportion to the reverse stock split ratio. As a result, the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance will decrease and the additional authorized shares of common stock will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by our shareholders, except as required by applicable laws and regulations. Because our common stock is traded on The NASDAQ Capital Market, shareholder approval must be obtained, under applicable NASDAQ rules, prior to the issuance of shares for certain purposes, including the issuance of shares of the Company’s common stock equal to or greater than 20% of the Company’s then outstanding shares of common stock in connection with a private refinancing or an acquisition or merger, unless an exemption is available from such approval. Such an exemption would be available if our Audit Committee authorized the filing of an application with NASDAQ to waive the shareholder vote requirement if it believed the delay associated with securing such vote would seriously jeopardize the financial viability of the Company and NASDAQ granted the Company such an exemption.
The additional shares of our common stock to be authorized will be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of our common stock presently issued and outstanding.
In accordance with our Certificate of Incorporation and Oklahoma law, the Company’s shareholders do not have any preemptive rights to purchase or subscribe for any of the Company’s unissued or treasury shares.
Anti-Takeover and Dilutive Effects
The purpose of maintaining our authorized common stock at 500 million after the Reverse Stock Split is to facilitate our ability to raise additional capital to support our operations, not to establish any barriers to a change of control or acquisition of the Company. The common shares that are authorized but unissued provide our Board of Directors with flexibility to effect, among other transactions, public or private refinancings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by the Board of Directors, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Amendment would give our Board of Directors authority to issue additional shares from time to time without delay or further action by the shareholders except as may be required by applicable law or the NASDAQ rules. The Amendment is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company, nor does the Board of Directors have any present intent to use the authorized but unissued common stock to impede a takeover attempt. There are no plans or proposals to adopt other provisions or enter into any arrangements that have material anti-takeover effects.
In addition, the issuance of additional shares of common stock for any of the corporate purposes listed above could have a dilutive effect on earnings per share and the book or market value of our outstanding common stock, depending on the circumstances, and would likely dilute a shareholder’s percentage voting power in the Company. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our Board of Directors intends to take these factors into account before authorizing any new issuance of shares.
Accounting Consequences
As of the Effective Time, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of our common stock outstanding.
Federal Income Tax Consequences
The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock.
Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular shareholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (a) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (b) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (c) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (“IRC”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of February 1 2011. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.
If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.
Each shareholder should consult his, her or its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Stock Split.
U.S. Holders. The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash in lieu of fractional shares, no gain or loss will be recognized upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the common stock received should include the holding period for the common stock surrendered.
A U.S. holder who receives cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share of our common stock. Such capital gain or loss should be long term capital gain or loss if the U.S. holder’s holding period for our common stock surrendered exceeded one year at the Effective Time. The deductibility of net capital losses by individuals and corporations is subject to limitations.
U.S. Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split in the case of certain U.S. holders. In addition, U.S. holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.
Non-U.S. Holders. The discussion in this section is addressed to “non-U.S. holders.” A non-U.S. holder is a beneficial owner of our common stock who is a foreign corporation or a non-resident alien individual. Generally, non-U.S. holders will not recognize any gain or loss upon the Reverse Stock Split. In particular, gain or loss will not be recognized with respect to cash received in lieu of a fractional share provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to non-U.S. holders who are individuals, such non-U.S. holders are present in the United States for less than 183 days in the taxable year of the Reverse Stock Split and other conditions are met, and (c) such non-U.S. holders comply with certain certification requirements.
In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our common stock to a non-U.S. holder pursuant to the Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed.
Text of Proposed Amendment; Effectiveness
The text of the proposed Amendment is set forth in Appendix A to this Information Statement. If and when effected by the Board, the Amendment will become effective upon its filing with the Secretary of State of the State of Oklahoma.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding beneficial ownership of our capital stock, as of December 27, 2010, by the following:
• each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of any class of our voting securities; each of our current directors;
• each of our named executive officers; and
• all current directors and executive officers as a group.
Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security, and includes shares underlying options and warrants that are currently exercisable or exercisable within 60 days after the measurement date. The information in the table below is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Unless otherwise indicated, we deem shares of common stock subject to options that are exercisable within 60 days of January 31, 2011 to be outstanding and beneficially owned by the person holding the options for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person.
Unless otherwise indicated, the address for each person or entity named below is 210 Park Avenue, Suite 1350, Oklahoma City, Oklahoma 73102.

	Common Stock Beneficial Ownership(1)
	Shares	Rights To	Total	Ownership
Name (and Address) of Beneficial Owner	Owned	Acquire	Shares	Percent(2)

Roy T. Oliver(3)	7,028,992	—	7,028,992	24.3%
101 N. Robinson, Ste. 900 Oklahoma City, Oklahoma 73102
Oliver Company Holdings, LLC(3)	7,028,992	—	7,028,992	24.3%
101 N. Robinson, Ste. 900 Oklahoma City, Oklahoma 73102
Lewis P. Zeidner(7)	3,493,000	91,666	3,584,666	12.3%
5400 Union Terrace Lane North Plymouth, Minnesota 55442
Stanton Nelson(7)(10)	2,733,072	19,000	2,752,072	9.5%
101 North Robinson, Suite 900 Oklahoma City, Oklahoma 73102
Dalea Partners LP(4)	1,703,969	—	1,703,969	5.9%
4801 Gaillardia Parkway, Suite 350 Oklahoma City, Oklahoma 73142
Malone Mitchell(4)	1,703,969	—	1,703,969	5.9%
4801 Gaillardia Parkway, Suite 350 Oklahoma City, Oklahoma 73142
William R. Oliver	1,657,608	15,000	1,672,608	5.8%
101 N. Robinson, Ste. 900 Oklahoma City, OK 73072
Black Oak II, LLC(6)	1,609,612	—	1,609,612	5.6%
101 N. Robinson, Ste. 800 Oklahoma City, Oklahoma 73102

	Common Stock Beneficial Ownership(1)
	Shares	Rights To	Total	Ownership
Name (and Address) of Beneficial Owner	Owned	Acquire	Shares	Percent(2)

MTV Investments, LTD(6)	1,609,612	—	1,609,612	5.6%
101 N. Robinson, Ste. 800 Oklahoma City, Oklahoma 73102
P. Mark Moore(6)	1,609,612	—	1,609,612	5.6%
101 N. Robinson, Ste. 800 Oklahoma City, Oklahoma 73102
TLW Securities LLC(5)	1,564,842	—	1,564,842	5.4%
PO Box 54525 Oklahoma City, Oklahoma 73154
Tom Ward(5)	1,564,842	—	1,564,842	5.4%
PO Box 54525 Oklahoma City, Oklahoma 73154
Joseph Harroz, Jr.(7)	241,392	15,000	256,392	0.9%
Scott R. Mueller(7)	134,181	15,000	149,181	0.5%
S. Edward Dakil, M.D.(7)	133,571	15,000	148,571	0.5%
Grant A. Christianson(7)(8)	119,048	—	119,048	0.4%
Edward M. Carriero, Jr.(7)	—	50,000	50,000	0.2%
Steven List(7)	40,000	—	40,000	0.1%
Executive Officers and Directors as a group (8 individuals)	6,894,264	205,666	7,099,930	23.6%

(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person or members of a group to acquire them within 60 days are treated as outstanding for determining the amount and percentage of common stock owned by such person. To our knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.

(2)	Rounded to the nearest one-tenth of one percent, based upon 28,953,611 shares of common stock outstanding.

(3)	Oliver Company Holdings, LLC is controlled by Roy T. Oliver and each is deemed the beneficial owner of the shares of common stock. 1,642,608 shares of common stock have been pledged to Oliver Company Holdings, LLC, as a security interest for payment of principal and accrued and unpaid interest on a promissory note issued to the holder on January 31, 2007, to allow the holder to purchase membership interest of SDOC Investors, LLC, which we exchanged for shares of common stock in the Graymark Acquisition. All outstanding amounts on the promissory note are due on January 31, 2010, or upon earlier demand of the lender.

(4)	Dalea Partners, LP is controlled by Malone Mitchell and each is deemed the beneficial owner of the shares of common stock.

(5)	TLW Securities LLC is controlled by Tom Ward and each is deemed the beneficial owner of the shares of common stock.

(6)	Black Oak Investments II, LLC and MTV Investments, LTD are controlled by P. Mark Moore and each is deemed the beneficial owner of the shares of common stock.

(7)	The named person is an executive officer or a director or both.

(8)	Shares owned include 90,000 shares received through a restricted stock grant award. These shares vest as follows: 45,000 shares on August 1, 2011, 30,000 shares on August 1, 2016 and 15,000 shares on August 1, 2013.

HOUSEHOLDING INFORMATION
Unless we have received contrary instructions, we may send a single copy of this Information Statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:
•	If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at 1350 Oklahoma Tower, 210 Park Avenue, Oklahoma City, Oklahoma 73102, to inform us of their request; or

•	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.
WHERE YOU CAN FIND MORE INFORMATION
We file annual and quarterly reports and other reports and information with the Securities and Exchange Commission. These reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the Securities and Exchange Commission’s site on the Internet, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the Securities and Exchange Commission.
Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to Graymark Healthcare, Inc. at 1350 Oklahoma Tower, 210 Park Avenue, Oklahoma City, Oklahoma 73102, telephone: (405) 601-5400.

Appendix A
CERTIFICATE OF AMENDMENT
of
RESTATED CERTIFICATE OF INCORPORATION
of
GRAYMARK HEALTHCARE, INC.
Graymark Healthcare, Inc., a corporation organized and existing under and by virtue of the Oklahoma General Corporation Act (the “Corporation”), hereby certifies that:
First: The name of the Corporation is Graymark Healthcare, Inc.
Second: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Oklahoma is August 18, 2003 under the name “GrayMark Productions, Inc.;” the First Amendment to the Certificate of Incorporation was filed on December 31, 2007; the Restated Certificate of Incorporation of the Corporation, was filed with the Secretary of State of the State of Oklahoma on May 23, 2008.
Third: At the Effective Time, every [two (2), three (3), four (4), five (5), or six (6)] shares of the Corporation’s common stock, par value $0.0001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one validly issued, fully paid and non-assessable share common stock, par value $0.0001 per share, of the Corporation (the “New Common Stock”).
No certificates representing fractional shares shall be issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive a fractional share of Common Stock shall be entitled to receive from the Corporation’s transfer agent, in lieu of any fractional share the number of shares rounded up to the next whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by such Old Certificate shall have been combined, subject to the elimination of fractional share interests as set forth above.
Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.
Fourth: At the Effective Time, the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Oklahoma on May 23, 2008, as amended, is hereby amended by deleting the first paragraph of Section 4 of Article FOURTH thereof in its entirety and substituting the following in lieu thereof:
“FOURTH: The total number of shares of Common Stock which this Corporation shall have authority to issue is Five Hundred Million (500,000,000) shares. The par value of each such share of Common Stock shall be One-Hundredth of One Cent ($0.0001), amounting in the aggregate to Fifty Thousand Dollars ($50,000). The shares of Common Stock shall have no preemptive or preferential rights of subscription concerning further issuance or authorization of the Corporation’s shares of Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter upon which holders of Common Stock are entitled to vote.”
Fifth: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 18-1077 of the Oklahoma General Corporation Act.
Sixth: This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation shall become effective at 5:00 p.m. on the                      (the “Effective Time”).
In Witness Whereof, Graymark Healthcare, Inc. has caused this Certificate of Amendment to be signed by its                      this _____ day of                     , 20_.

Graymark Healthcare, Inc.
By: